Exhibit 99.1

PRESS RELEASE

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Announces Agreement with U.S. FDA on a Special Protocol Assessment for Planned Phase 3 Trial of TH-302 in Combination with Gemcitabine in Advanced Pancreatic Cancer

South San Francisco, CA – October 16, 2012 – Threshold Pharmaceuticals, Inc. (Nasdaq:THLD) today announced that the U.S. Food and Drug Administration (FDA) has reached agreement with the U.S. affiliate of Merck KGaA, Darmstadt, Germany, Threshold’s partner for the development and commercialization of TH-302, covering a Special Protocol Assessment (SPA) for a Phase 3 randomized trial of TH-302 in patients with metastatic or locally advanced unresectable pancreatic cancer. The trial is designed to evaluate the efficacy and safety of TH-302 in combination with gemcitabine compared with gemcitabine therapy alone. Pursuant to Threshold’s license and co-development agreement with Merck, Merck will be responsible for conducting the Phase 3 study under the SPA.

A Special Protocol Assessment (SPA) is a written agreement with the FDA that documents FDA’s agreement that the design and planned analysis of a study can adequately address objectives in support of a regulatory submission. However, FDA’s determinations for marketing application approval are made after a complete review of a marketing application and are based on the entire data in the application.

"In light of the evolving landscape for the first-line treatment of patients with advanced pancreatic cancer, we are pleased with the FDA's agreement that the design and planned analysis of this study adequately address the objectives necessary to support a regulatory submission,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “Given that the Phase 2 clinical trial met its primary endpoint, which was presented earlier this year at the annual AACR and ESMO medical meetings, we and our partner Merck are looking forward to further investigating TH-302 in a Phase 3 study in patients living with this extremely difficult to treat cancer."

About Pancreatic Cancer

Pancreatic cancer is a malignant neoplasm of the pancreas with current treatment options including surgery, radiotherapy and chemotherapy. Gemcitabine as a single agent or in combination with other treatments is the most commonly used chemotherapeutic agent in patients with advanced pancreatic cancer. According to the American Cancer Society, an estimated 43,920 new cases of pancreatic cancer and 37,390 deaths are expected to occur in the U.S. in 2012. The targeted therapy erlotinib, the only other agent approved for treatment of pancreatic cancer since gemcitabine, received regulatory clearance based on results from a Phase 3 study demonstrating a median overall survival of 6.4 months for patients treated with erlotinib in combination with gemcitabine versus 6 months for gemcitabine alone.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

About TH-302
TH-302 is a hypoxia-targeted drug designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 700 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. Results of the Phase 2 study of TH-302 in patients with pancreatic cancer were reported at the American Association for Cancer Research (AACR) Annual Meeting 2012 and the European Society for Medical Oncology (ESMO) 2012 Congress. In February 2012, Threshold signed a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany.

About Threshold Pharmaceuticals
Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements
Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential for regulatory approval of TH-302 based on the trial that is the subject of the SPA and potential therapeutic uses and benefits of TH-302 to treat patients with cancer. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether additional clinical data causes the FDA to revisit agreements contained in the SPA, whether the FDA requires additional clinical trials despite the agreements contained in the SPA and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and whether efficacy results are sufficient to support product approval). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on August 6, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com